As filed with the Securities and Exchange Commission on March 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prevail Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-2129632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 1520 New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

Asa Abeliovich, M.D., Ph.D.

President and Chief Executive Officer

Prevail Therapeutics Inc.

430 East 29th Street, Suite 1520

New York, New York 10016

(917) 336-9310

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Marc Recht

Alison Haggerty

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
—2019 Equity Incentive Plan	1,564,272(2)	$12.49(4)	$19,537,758	$2,536
—2019 Employee Stock Purchase Plan	341,387(3)	$10.62(5)	$3,625,530	$471
Total	1,905,659		$23,163,288	$ 3,007

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock of Prevail Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 EIP”), or the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents (i) an automatic annual increase equal to 4% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2019 EIP plus (ii) 198,722 shares of the Registrant’s common stock that have become available for issuance under the 2019 EIP as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), pursuant to the terms of the 2019 EIP.

(3)

Represents an automatic annual increase equal to 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2019 ESPP.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on March 24, 2020.

(5)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on March 24, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2019 ESPP.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) 1,564,272 additional shares of its common stock under the 2019 EIP, pursuant to the provisions of the 2019 EIP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2019 EIP on January 1, 2020 and that have become available for issuance under the 2019 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the 2017 Plan and (ii) 341,387 additional shares of its common stock under the 2019 ESPP, pursuant to the provisions of the 2019 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2019 ESPP on January 1, 2020. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-232315), filed with the Commission on June 24, 2019.

(b) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 26, 2020.

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 9, 2020 and March 3, 2020.

(d) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A (File No. 001-38939), filed with the Commission on June 13, 2019 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(e) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38939	3.1	June 25, 2019

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-38939	3.2	June 25, 2019

4.3	Specimen Stock Certificate evidencing the shares of common stock.	S-1	333-231754	4.1	May 25, 2019

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	2019 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-231754	10.4	June 10, 2019

99.2	2019 Employee Stock Purchase Plan.	S-1	333-231754	10.11	June 10, 2019

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 26, 2020.

PREVAIL THERAPEUTICS INC.

By:	/s/ Asa Abeliovich, M.D., Ph.D.
Asa Abeliovich, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Asa Abeliovich, M.D., Ph.D. and Brett Kaplan, M.D. and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Asa Abeliovich, M.D., Ph.D. Asa Abeliovich, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26 , 2020

/s/ Brett Kaplan, M.D. Brett Kaplan, M.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2020

/s/ Timothy Adams Timothy Adams	Director	March 26, 2020

/s/ Carl Gordon, Ph.D., CFA Carl Gordon, Ph.D., CFA	Director	March 26, 2020

/s/ Francois Nader, M.D. Francois Nader, M.D.	Director	March 26, 2020

/s/ Ran Nussbaum Ran Nussbaum	Director	March 26, 2020

/s/ Morgan Sheng, M.B.B.S., Ph.D., FRS Morgan Sheng, M.B.B.S., Ph.D., FRS	Director	March 26, 2020

/s/ Peter Thompson, M.D. Peter Thompson, M.D.	Director	March 26, 2020